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                                                                      EXHIBIT 11

                ALPHA TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

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                                    YEAR ENDED OCTOBER
                                            31,            NINE MONTHS ENDED
                                    --------------------  --------------------
                                                          JULY 31,   JULY 30,
                                      1993       1994       1994       1995
                                    ---------  ---------  ---------  ---------
Shares:
  Weighted average common shares
   outstanding..................... 5,773,885  5,914,254  5,871,283  5,967,118
  Net common shares issuable on
   exercise of stock options.......   243,658    429,350    383,747    565,829
                                    ---------  ---------  ---------  ---------
Weighted average common and common
 equivalent shares outstanding..... 6,017,543  6,343,604  6,255,030  6,532,947
                                    =========  =========  =========  =========
Income before minority interest,
 discontinued operations and
 extraordinary credit..............     $ 228     $3,316     $1,112     $2,725
Minority interest..................       --        (384)      (189)      (264)
Gain on sale of discontinued
 operations........................       --       1,380        --         --
Discontinued operations............       (22)       978      1,070        --
Extraordinary credit...............       111        --         --         --
                                    ---------  ---------  ---------  ---------
Net income.........................     $ 317     $5,290     $1,993     $2,461
                                    =========  =========  =========  =========
Net income per common and common
 equivalent share:
  Income before minority interest,
   discontinued operations and
   extraordinary credit............     $0.04     $ 0.52     $ 0.18     $ 0.42
  Minority interest................       --       (0.06)     (0.03)     (0.04)
  Gain on sale of discontinued
   operations......................       --        0.22        --         --
  Discontinued operations..........       --        0.15       0.17        --
  Extraordinary credit.............      0.01        --         --         --
                                    ---------  ---------  ---------  ---------
Net income.........................     $0.05     $ 0.83     $ 0.32     $ 0.38
                                    =========  =========  =========  =========
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